Exhibit 99.2

Greif, Inc.
Fiscal Third Quarter 2026 Earnings Results Conference Call
July 29, 2026

COMPANY PARTICIPANTS
Ole G. Rosgaard – Greif, Inc., President, Chief Executive Officer & Director
Lawrence A. Hilsheimer – Greif, Inc., Chief Financial Officer & Executive Vice President
Bill D'Onofrio – Greif, Inc., Vice President, Investor Relations & Corporate Development

OTHER PARTICIPANTS
Joshua S. Vesely – Robert W. Baird & Co. Incorporated, Research Division
Matthew Burke Roberts – Raymond James & Associates, Inc., Research Division

MANAGEMENT DISCUSSION SECTION
Operator
Good day, and thank you for standing by. Welcome to the Greif, Inc. Third Quarter 2026 Earnings Conference Call. Please be advised that today's conference is being recorded. I would now like to hand the conference over to your speaker today, Bill D'Onofrio, Vice President of Investor Relations and Corporate Development. Please go ahead.

Bill D’Onofrio
Vice President of Investor Relations & Corporate Development
Good morning and thank you for joining Greif's Fiscal Third Quarter 2026 Earnings Conference Call. Today, our CEO, Ole Rosgaard, will provide a strategy and market update, followed by our CFO, Larry Hilsheimer, with a review of our financial results and guidance.

Please turn to Slide 2. In accordance with Regulation Fair Disclosure, please ask questions regarding topics you consider important because we are prohibited from discussing material nonpublic information with you on an individual basis.

During today's call, we will make forward-looking statements involving plans, expectations and beliefs related to future events. Actual results could differ materially from those discussed.

Additionally, we will be referencing certain non-GAAP financial measures and the reconciliation to the most directly comparable GAAP metrics that can be found in the appendix of today's presentation.

I'll now turn the call over to Ole on Slide 3.

Ole G. Rosgaard
President, CEO & Director
Thank you, Bill, and good morning, everyone. Our third quarter results demonstrate that Greif continues to become a fundamentally stronger company. Over the past several years, we've been focused on strengthening the business in ways that are structural, not cyclical.

The results this quarter are another indication that those efforts are translating into higher earnings power, stronger cash generation and a more resilient company.

Despite ongoing geopolitical disruption and an uneven demand environment, we delivered approximately 25% adjusted EBITDA growth, expanded margins by more than 260 basis points, achieved our $90 million run rate cost optimization milestone early and reduced leverage to just 1.1x. Those results were not driven by stronger markets. They were driven by disciplined execution.

Across Greif, we continue to simplify the organization, structurally lower our cost base, improve commercial execution, optimize our manufacturing network and invest behind attractive growth opportunities. Every one of those actions makes the business stronger regardless of where we are in the economic cycle.

Our cash generation is equally important. We expect free cash flow conversion around 50% this year, giving us the ability to invest in the business, complete disciplined bolt-on acquisitions, increase our dividend, maintain one of the strongest balance sheets in our industry and execute on our commitment to stock repurchases with a new repurchase plan, as Larry will further discuss in a moment.

Lastly, we remain committed to delivering $120 million of annualized cost optimization on a run rate basis by the end of next fiscal year, while continuing to improve margins, returns on capital and cash generation.

Let's turn to demand on Slide 4. As expected, the conflict in the Middle East continued to impact demand during the quarter. Even so,we saw encouraging sequential improvement across all 4 of our business segments.

In Polymer Solutions, volumes increased 1.5%, led by continued strength in IBCs and large polymer containers. While small polymer volumes were below last year's unusually strong comparison, they remain one of the strongest performing product categories in our portfolio over the past 2 years.

Metal Solutions also improved sequentially, although broader industrial markets remain soft and continue to reflect geopolitical uncertainty. Fiber Solutions likewise improved from the second quarter. Excluding last year's mill closure, underlying converting demand was close to flat, supported by improved performance in both partitions and tube and core.

Closures delivered another excellent quarter. Third-party demand increased mid-single digits, while total volumes increased high single digits as we continued to win attractive new business. While the pace of recovery remains uneven, we're encouraged by the direction of travel across the portfolio.

Equally important, we are continuing to win new customers, expand in attractive end markets and invest behind businesses where we see the best long-term opportunities. That gives us confidence that our growth is increasingly being driven by execution rather than simply waiting for markets to improve.

And with that, I'll turn the call over to Larry on Slide 5.

Lawrence Allen Hilsheimer
Executive VP & CFO
Thank you, Ole. Sales were approximately in line with prior year, while adjusted EBITDA improved by approximately 25%, driven primarily by better price/cost and structural cost optimization. These factors also led to adjusted EBITDA margins up over 260 basis points year-over-year and up 110 basis points sequentially from Q2 '26.

In addition to the operational efficiency savings, we're delivering through our cost optimization using the Greif Business System framework, our team delivered margin and volume expansion in our target markets during a quarter with significant geopolitical disruption and complex supply chain challenges.

Our EBITDA improvement as well as significantly lower interest costs due to our strong balance sheet and favorable year-over-year quarterly taxes resulted in adjusted EPS improvement of nearly 90% year-over-year.

Adjusted free cash flow for the quarter was $58 million. In Q3, we strategically maintained higher inventory balances than typical to ensure continuity of supply for our customers throughout the volatility introduced from the Middle East conflict. That inventory was at a high dollar cost due to the increased raw material indices in Q3.

We expect both inventory levels and costs to normalize in Q4 and to finish the year with a free cash flow conversion around 50%. As Ole mentioned in his opening remarks, our strategy clearly shows in these financial results. We are incredibly proud of our team for yet again proving the quality of our business model.

Please turn to Slide 6. Turning to segment performance. Profitability remained resilient across the portfolio. In Polymer Solutions,gross profit dollars and percent were both up on positive volume, price/cost and structural cost optimization. In Metal Solutions, gross profit dollars improved year-over-year due to the continued cost optimization and variable cost management.

In Fiber Solutions, net sales were lower year-over-year due to the L.A. mill closure Ole mentioned, but converting volumes were solid. Margins were lower year-over-year due primarily to the impact of cost inflation with the offsetting impact of April's $60 a ton URB price increase now beginning to flow into the P&L, which we expect will improve fiber margins heading into Q4.

We announced an additional $60 per ton price increase in June and have fully implemented that price increase with our non-RISI customer base.

Our commercial discussions remain constructive, and we continue working with customers to align pricing with the value we provide in the current cost environment. While RISI has not reflected that increase, we believe that conclusion is inconsistent with the underlying fundamentals we're seeing, including healthy customer demand and higher year-over-year cost environment.

In Closures, volumes, price mix and cost optimization all led to gross profit dollar and percent increases year-over-year. This segment continues to drive profitability through technologically advanced products, new logo growth and strategic investment.

Please turn to Slide 7 to discuss guidance. We are updating our previous low-end adjusted EBITDA guidance assumption of $610million to a range of $615 million to $635 million. While we continue to expect approximately $20 million of Middle East-related impacts, we have acted decisively across the business to offset at least a portion of that headwind. The revised guidance range represents approximately 10% to 13% EBITDA growth year-over-year.

We expect an adjusted free cash flow conversion of approximately 50% for the full year, which is reflected in the updated guidance range of $305 million to $325 million.

The primary changes in assumptions from previous guidance are higher working capital and restructuring costs, partially offset by better cash taxes than our previous low-end assumption. While we expect both inventory levels and dollar cost of inventory to be lower sequentially, some of the impact of higher indices from Q3 will persist through year-end.

Please turn to Slide 8 to discuss capital allocation. We will continue to invest in our future through high return on invested capital organic growth opportunities while maintaining a strong balance sheet, while we fully intend for leverage to remain below 2.0 and expect that below 1.5x is more realistic for the near term.

Our cash generation has allowed us to amplify shareholder returns. In addition to the $150 million share repurchase plan we completed earlier this year, we also announced a 10.7% increase to our recurring dividend, bringing our dividend yield to a compelling level. We will continue executing on share repurchases under our authorization.

Given our confidence in the business, we continue to believe our stock is an attractive investment. In that regard, we asked our stock repurchase committee of the Board to approve an additional $150 million stock repurchase plan.

We will manage the pace of repurchases with our balance of our long-term goal of approximately 2% of shares outstanding annually while also capitalizing on short-term opportunities in the event of event-driven or other dislocations.

Lastly, as we have previously communicated, we are actively pursuing organic growth-enabling bolt-on acquisitions, which allow us to penetrate new markets with our advanced polymer technologies.

Envaplast is a leading small polymer container producer in Spain, a market where Greif previously had limited small polymer presence. This acquisition provides a strong foothold to accelerate our organic growth strategy across EMEA while expanding our position in the agrochemical market, which represents the majority of Envaplast's business.

The acquisition aligns well with our disciplined M&A criteria, including EBITDA margins well above 18%, free cash flow conversions exceeding 50% and exposure to attractive, less cyclical end markets.

With that, I'll turn the call back to Ole on Slide 9.

Ole G. Rosgaard
President, CEO & Director
Thanks, Larry. This quarter reinforces that the actions we've taken over the past several years are making Greif a fundamentally stronger company. We continue to structurally reduce costs, improve commercial execution, strengthen our portfolio through disciplined acquisitions and invest where we see the best long-term opportunities.

At the same time, we're converting more of our earnings into cash, allowing us to increase shareholder returns through dividend growth and share repurchases while continuing to invest in the business and maintain a strong balance sheet.

The most important takeaway from this quarter isn't simply that our financial results improved, is that the underlying business continues to improve. We believe that Greif that emerges from this cycle will be fundamentally stronger than the Greif that entered it,with higher earnings power, stronger cash generation, improved margins and a portfolio that is better positioned for long-term growth.

Before we open the call for questions, I'd like to thank the thousands of my colleagues around the world in the more than 35 countries in which we operate. Their commitment to serving customers safely, reliably and with excellence is what makes these results possible. Thank you.

We'll now open the line for your questions.

QUESTION AND ANSWER SECTION
Operator
Our first question will be coming from the line of Matt Roberts of Raymond James.

Matthew Burke Roberts
Raymond James & Associates, Inc., Research Division
First, Larry, on URB, you spoke to the healthy demand and higher cost environment. Given recent trade commentary, how has URB trended so far in July versus 3Q?

Did you see any of the slowdown that some have reported? Or what areas have been performing well to drive that fiber volume outlook higher? And given that price wasn't recognized in July, maybe you could just speak to how your backlogs are trending and how that influences what you're anticipating on that index recognition?

Lawrence Allen Hilsheimer
Executive VP & CFO
Sure, Matt. Our operating rates have continued strong. I mean, we're -- our mill operating rates are 96%. And so the demand in the marketplace is strong. Like I said in my comments, we don't think the underlying fundamentals support RISI not recognizing the price.And we certainly have not had strong resistance from our non-RISI contract-based customers.

So we fully expect that, that should be recognized. We haven't built anything into our guidance, but we're seeing strong fundamentals matching up against the actions we took at closing our L.A. mill the prior year, which, by the way, was primarily CRB anyway. But no, things are operating at high levels for us.

Matthew Burke Roberts
Raymond James & Associates, Inc., Research Division
And maybe on the polymer price mix and cost. That was strong in 3Q. I think last quarter, your expectations for any inflationary impact was muted given pass-throughs. So was there any timing mismatch there or more so attributable to better mix and how you'rethinking about that price/cost dynamic in polymer for 4Q?

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. I mean, we have seen dramatic price increases in resin through Q3. And our teams have done an outstanding job of really executing and staying ahead of that inflationary price jump and virtually increasing prices day-to-day and working hand-in-hand with customers to face the reality of what the Middle East crisis is driving in that pricing element.

And we don't expect to see a continued dramatic increase like that, but nor do we expect a decrease. So our teams have done a good job staying ahead of it, and we believe we're in a good position.

Operator
Our next question will be coming from the line of Ghansham Panjabi of Baird.

Joshua S. Vesely
Robert W. Baird & Co. Incorporated, Research Division
This is actually Josh Vesely on for Ghansham. Maybe, Ole, if we can just start off, obviously, you guys have been operating in a volatile operating environment over the last few months. So I would love to just hear your kind of current thoughts on what demand looks like on a regional basis for you guys. I know you touched on it a little bit on Slide 4, but any additional color would be helpful.

And then related to that, volume improved sequentially from 2Q. Just curious through 3Q if there was a sequential improvement month-to-month, or if there's volatility in the volume performance at all and how we should think about that going into 4Q?

Ole G. Rosgaard
President, CEO & Director
Just to correct you, it's been more than a couple of months we've been operating in a volatile environment. 5 years by now.

Joshua S. Vesely
Robert W. Baird & Co. Incorporated, Research Division
Even more so.

Ole G. Rosgaard
President, CEO & Director
Yes. So I mean, we are encouraged by the demand patterns that we have seen in the last few months. I will say that. But I will hesitate to confirm that this is an inflection.

While demand has improved globally, it's from a very low base, I would say. I would also highlight that our strategy has been to win new logos, which our commercial team have been very successful in.

And the end segments we have particularly focused on is our flavor and fragrance and pharma. We -- in fiber and steel, we continue to be pressured by the chemical market and also muted housing markets. And just to remind you, those continue to be at a historic low.But our target end markets are performing consistently with what we expect.

What is most important is that we are controlling what we can control, right? So our commercial organization, they are pursuing market accretive new logo growth. And we're supplementing that with high ROIC organic CapEx.

And as we announced, we are pursuing bolt-on acquisition as well within the criteria that Larry outlined. So all of that, sort of, means that we're doing pretty well, but it's all self-help.

We're not really relying on the market. And when the Middle East crisis is over, I guarantee you there will probably be another crisis that needs to be dealt with.

Joshua S. Vesely
Robert W. Baird & Co. Incorporated, Research Division
Great. And then, Ole, you touched on this a little bit, too, but I kind of just wanted to go back to this commercial shift that you guys have been talking about for some time, just turning your sales force from farmers into hunters. It sounds like you're kind of bearing fruit there. Just curious what the progress is like on that? What kind of innings we're in there and how it's kind of tracking relative to your expectations?

Ole G. Rosgaard
President, CEO & Director
Yes, we are very, very pleased with what's happened so far. I mean, I'll still say it's early days. We changed our commercial structure,and that's gone really well.

We've changed the way we remunerate for results. We're training. We changed the way we focus on end markets. Rather than selling a product, we're really focusing on solution selling. We're helping our customers solve their problems and their challenges. And that's been the approach all the time.

We have launched new tools out in the market to help our customers in terms of them helping themselves. So we talk about established customers. We call it Greif+, so that our sales organization can focus their time on finding new logos rather than serve existing customers.

So all that, it's a multitude of activities that's happening, but we are very pleased with our commercial organization and the way it's all taking shape.

Joshua S. Vesely
Robert W. Baird & Co. Incorporated, Research Division
Great. Great. And then maybe if I can just sneak in one more on M&A. If you could just update us quickly on kind of what the pipeline looks like for you guys? Just what are you seeing out in the market? And obviously, that's a key part of your growth strategy going forward. Just any thoughts there? And then if we should expect the cadence of M&A to kind of pick up over the next year?

Ole G. Rosgaard
President, CEO & Director
Yes. Well, first of all, obviously, the focus, as I just outlined, is organic growth, new logo growth. But we are supplementing that with tuck-in acquisitions. We've just announced one, Envaplast, but we have a healthy pipeline of similar companies that we are working on.

We expect to do a number of similar acquisitions a year. There's plenty of Envaplasts out there, and we know where they are,and we're actively working on that. So expect more to come in that. I would also say that what we're not doing is focusing on transformative M&A. We like our tuck-in strategy, and we will continue to focus on that.

Operator
And I would now like to hand the conference back to Ole Rosgaard for closing remarks.

Ole G. Rosgaard
President, CEO & Director
Thank you, and thank you for your questions today and your continued interest in Greif. Our priorities remain clear. We will continue to execute with discipline to strengthen our operations, investing in attractive growth opportunities, allocating capital thoughtfully and maintaining financial strength.

While none of us can predict exactly when markets will fully recover, we can control how well prepared we are. And we believe the Greif that emerges from this cycle will be fundamentally stronger than the Greif that entered it. That belief is grounded in the structural improvements we've made to the business and in the discipline in which our teams continue to execute every day. Thank you again for joining us today. We look forward to speaking with you next quarter.

Operator
This concludes today's conference call. Thank you for participating. You may now disconnect.